Exhibit 10.22

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT between Access Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Kerry Gray (hereinafter referred to as “Gray”), dated as of May 10, 2005 (the “Effective Date”);

WHEREAS, Gray is a member of the Board of Directors of the Company (the “Board”), and President and Chief Executive Officer of the Company;

WHEREAS, Gray intends to resign and terminate his employment and all other positions with the Company and its subsidiaries, including the offices of President and Chief Executive Officer and Gray’s membership on the Board;

WHEREAS, the Company intends to accept Gray’s resignation and wishes to provide to Gray certain payments and to provide Gray with certain other benefits upon such termination and Gray agrees to give certain releases and provide certain services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Resignation and Termination.

1.1.                              Gray hereby resigns from all positions he currently holds with the Company and any subsidiary of the Company, including without limitation the positions of President, Chief Executive Officer and Director, and member of the Board and any committee thereof, effective as of the Effective Date. Gray agrees to transfer any shares of any subsidiary or interest of any trust of the Company held by him as nominee or in any other capacity to the Company or its designee.

1.2.                              The Employment Agreement, dated as of April 1, 1998, by and between the Company and Gray is hereby terminated in its entirety as of the Effective Date and neither party thereto shall have any further rights or owe any further payment, duty or obligation to the other thereunder; notwithstanding the foregoing, (a) the non-competition obligation of Gray set forth in Section 7 of the Employment Agreement as it relates to (i) mucoadhesive film technology and (ii) products incorporating platinum for use as a chemotherapeutic agent and (b) the non-solicitation obligation of Gray set forth in Section 8 of the Employment Agreement shall each survive for a period of one year from the date of this Agreement.

2.             Company Covenants.

2.1.                              Cash Payments. Commencing as of the Effective Date, Gray shall be entitled to the following cash payments:

(a)                                  On the Effective Date, the Company shall pay to Gray a cash payment of $225,000; and

(b)                                 For a period of eighteen (18) months following the Effective Date, the Company shall pay to Gray a payment of $33,333.33 on the penultimate business day of each calendar month, with the first such payment due and payable on May 30, 2005 making an aggregate payment of $600,000 under this Section 2.1(b).

2.2.                              Common Stock Issuances. For a period of eighteen (18) months following the Effective Date, the Company shall issue to Gray 3,500 shares of the Company’s common stock on the penultimate business day of each calendar month, with the first such issuance due on May 30, 2005 making an aggregate issuance of 63,000 shares under this Section 2.2. The Company agrees to register the resale of such shares on the next registration statement that it files for which registration of such resale is allowed by the rules of the Securities and Exchange Commission.

2.3.                              Vesting and Exercise of Existing Options and Restricted Stock. On the Effective Date, all outstanding Company stock options and shares of restricted stock of the Company held by Gray shall immediately and fully vest. All outstanding Company stock options held by Gray shall remain exercisable by Gray until June 30, 2007, notwithstanding anything to the contrary in documents related to such option grants, and shall expire on such date.

2.4.                              Consulting. At the Company’s sole discretion, Gray and the Company hereby agree that, beginning on July 1, 2005 and thereafter, the Company may request that Gray serve the Company in the capacity of a consultant. The Company shall pay to Gray the sum of $2,000 for each day worked by Gray as a consultant at the request of the Company pursuant to this Agreement. From the Effective Date until July 1, 2005 Gray agrees to cooperate with the Company, at no cost to the Company, in connection with the transition of operations of the Company to a new Chief Executive Officer of the Company.

2.5.                              Benefits. For a period of Twenty (20) months following the Effective Date, the Company shall, at its sole expense, continue to maintain and provide coverage under Gray’s existing health coverage plan. For a period of Twelve (12) months following the Effective Date, the Company shall, at its sole expense, provide outplacement services appropriate to Gray’s position.

2.6.                              Withholding. All payments required to be made by the Company hereunder to Gray shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.

2.7.                              No Duty to Mitigate Damages. Gray’s payments and benefits under Sections 2.1, 2.2, 2.3 and 2.5 of this Agreement shall be considered severance pay in consideration of his past service, and as an inducement to him to enter into and become bound by this Agreement, and his entitlement thereto shall not be dependent upon whether or not Gray provides further services of any type to or for the Company or any third party.

3.             Gray Covenants. Gray hereby covenants with the Company as follows:

3.1.                              Non-disclosure. Gray recognizes and acknowledges that he has had and will have access to certain highly sensitive, special, unique information of the Company that is confidential or proprietary. Gray hereby covenants and agrees not to use or disclose any Confidential Information (as hereinafter defined) except for disclosures made solely (i) to authorized representatives of the Company; or (ii) as required by any governmental, statutory or judicial authority, provided that prior to any such disclosure Gray shall provide the Company with notice of such requirement as is practicable and shall cooperate with the Company in responding to such requirement, including assisting the Company in procuring a protective order or other modification of such required disclosure.

3.2.                              Confidential Information. For purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Company that is material to the Company and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes without limitation; (i) reports, pricing, sales manuals and training manuals, selling and pricing procedures, and financing methods of the Company, together with any techniques utilized by the Company in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the Company and (ii) the business plans and financial statements, reports and projections of the Company.

3.3.                              Return of Property. Gray covenants, agrees and acknowledges that all Confidential Information is and shall remain the sole, exclusive and valuable property of the Company and Gray has and shall acquire no right, title or interests therein. Any and all printed, typed, written or other material which Gray may have or obtain shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall be promptly delivered by Gray to the Company. The Company acknowledges that the personal property listed on Exhibit B is and shall remain Gray’s personal property unaffected by this Agreement

4.             Indemnification. The Company shall indemnify Gray to the same extent provided to its other directors and officers by its charter and by-laws against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by Gray in connection with any action, suit or proceeding to which Gray may be made a party by reason of being an officer, director or employee of the Company for acts undertaken from the time of his employment by the Company through the Effective Date (the “Indemnification Period”), and Gray will be included as an insured individual under any liability insurance policy that insures other officers or directors of the Company for acts taken during the Indemnification Period.

5.                                       Public Statement, Non-disparagement.

5.1.                              Gray and the Company shall make a press release announcing Gray’s resignation in the form attached hereto as Exhibit A (the “Approved Public Statement”) on the Effective Date. Neither Gray nor the Company shall make any public statement other than the Approved Public Statement or that is consistent with the Approved Public Statement.

5.2.                              Gray shall make no disparaging statements, whether public or private, with regard to the Company, its officers, employees, Oracle Partners or its affiliates or members of the Board unless and to the extent specifically compelled by any governmental agency or tribunal to make a statement.

5.3.                              The Company and the members of the Board shall make no disparaging statements, whether public or private, about Gray unless and to the extent specifically compelled by any government agency or tribunal to make a statement. In response to an inquiry, or as necessary or appropriate to make clear Gray’s status with the Company or the circumstances of his departure, the Company and the members of the Board shall inform third parties that Gray is a shareholder of the Company and/or that he is not an employee, officer, director or other agent of the Company by saying that Gray remains a shareholder of the Company and that Gray resigned voluntarily, or other words of similar effect. Neither the Company nor the members of the Board shall make any statement that implies or suggests that the reason for Gray’s separation from the Company was anything other than Gray’s voluntary action.

6.                                       Mutual Release and Covenant Not to Sue.

6.1                                 Release and Covenant Not to Sue from Gray.

(a)                                  Release. Gray hereby releases each of the Company and its officers, employees, directors, shareholders (in their capacities as such), attorneys, agents, successors, and assigns, from each and every right, claim, debt, demand, liability, cost, expense, and/or cause of action, which he has or may have had against any of such released parties as of the Effective Date, whether known or unknown.

(b)                                 Covenant Not to Sue. Gray hereby covenants and agrees not to bring suit against any of the Company or any of  its officers, employees, directors, attorneys, agents, successors, and assigns based upon any claim herein released.

(c)                                  Rights Retained. Notwithstanding anything in this Agreement to the contrary, Gray expressly reserves his right to take action against the Company to preserve his rights under this Agreement in the event of a breach thereof by the Company, subject to Section 7 below.

6.2                                 Release and Covenant Not to Sue from the Company.

(a)                                  Release. The Company hereby releases each of Gray and his attorneys, agents, successors, and assigns from each and every right, claim, debt, demand, liability, cost, expense, and/or cause of action arising out of Gray’s service or status as an employee, officer, director, shareholder (in his capacity as such) or representative of shareholders of the Company, existing as of the Effective Date and whether known or unknown.

(b)                                 Covenant Not to Sue. The Company hereby covenants and agrees not to bring suit against each of Gray and his attorneys, agents, successors, and assigns based upon any claim herein released.

(c)                                  Rights Retained. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves its right to take action against Gray to preserve its rights under this Agreement in the event of a breach thereof by Gray, subject to Section 7 below.

7.                                       Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by single-arbitrator arbitration, in Dallas, Texas, in accordance with the

Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.                                       Collateral. Payments owed to Gray by the Company pursuant to Section 2 hereof shall be secured by, and the Company hereby grants to Gray a security interest in and to, all of the assets of the Company, ranking junior only to the security interest granted to Cornell Capital Partners, LP and Highgate House Funds, Ltd. Any failure to pay timely any amount due under Section 2.1(b) shall result, automatically, in the full acceleration of all such payments not yet paid in full if such amount due is not paid within 10 days after written notice from Gray. With respect to the Company, any commencement of a bankruptcy proceeding, assignment for the benefit of creditors or the appointment of a receiver, trustee, liquidator or other similar official shall also result, automatically, in the full acceleration of all such payments not yet paid in full.

9.                                       Legal Fees and Expenses. Each party hereto shall pay its own legal fees and expenses of counsel reasonably incurred by such party in connection with the negotiation, execution and delivery of this Agreement or in seeking in good faith to obtain any right or benefit to which such party believes it or he is entitled under this Agreement. In the event of a default by the Company with respect to any payments owed to Gray under this Agreement, the Company agrees to pay Gray any costs of collection, including but not limited to any reasonable attorneys fees, which shall be deemed additional payments that are secured pursuant to Section 8 hereto.

10.                                 Notices. Any notices required to be given under this Agreement shall be in writing and shall be deemed given three (3) days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy, or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, TX 75207-2107
Attn: Chief Executive Officer

With a copy to:	John J. Concannon III, Esq.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110

To Gray:	Kerry Gray
4939 Stonyford Dr.
Dallas, Texas 75287

11.           General Provisions.

11.1.                        Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Gray and be enforceable by his personal or legal representatives or successors. If Gray dies while any amounts would still be payable to him hereunder, his rights herein shall still be exercisable by such representatives or successors. Such amounts shall be paid to Gray’s estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by Gray.

11.2.                        Successors. This Agreement shall inure to and be binding upon the Company’s successors. The Company shall require any successor to all or substantially all of its business and/or assets by sale, merger (where the Company is not the surviving corporation), consolidation, lease or otherwise, by agreement in form and substance satisfactory to Gray, to assume this Agreement expressly. This Agreement shall not otherwise be assignable by the Company.

11.3.                        Amendment or Modification; Waiver. This Agreement may not be amended or modified unless agreed to in writing by Gray and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any subsequent breach.

11.4.                        Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any jurisdiction in which valid and enforceable, and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

11.5.                        Rights Granted. This Agreement shall not give Gray any right to compensation or benefits from the Company or any affiliate of the Company, except for the rights specifically stated herein, including those certain severance and other benefits that become payable on or after the Effective Date.

11.6.                        Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of choice of law or conflicts of law.

11.7.                        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

11.8.                        Section Headings. The descriptive section headings in this Agreement have been inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

12.                                 Exclusive Agreement. It is agreed and understood that this Agreement represents the entire agreement between the Company and Gray concerning the subject matter hereof and supersedes all prior agreements and understandings concerning Gray’s rights upon the termination of his employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

Access Pharmaceuticals, Inc.		Kerry Gray

By:	/s/ J. Michael Flinn	/s/ Kerry P. Gray
Name: J. Michael Flinn
Title: Chairman of the Board